EXHIBIT 11.01

                       ADVANCED TECHNOLOGY MATERIALS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                  Quarter Ended    Quarter Ended
                                                      6/30/97         6/30/96
                                                      ----------    -----------


Net income                                      $       1,339,594   $  640,448
                                                        ---------      -------

Average common shares outstanding                       8,802,622    8,731,572

Incremental shares issuable pursuant to
employee stock options and warrants (if dilutive)         815,016      681,490
                                                          -------      -------


Total shares                                            9,617,638    9,413,062
                                                        ---------    ---------

Net income per share                            $            0.14   $     0.07
                                                             ----         ----

                                            Six Months Ended   Six Months Ended
                                                 6/30/97            6/30/96

Net income                                      $       2,446,165   $1,109,894
                                                        ---------   ----------

Average common shares outstanding                       8,796,939    8,726,818
Incremental shares issuable pursuant to
 employee stock options and warrants (if dilutive)        786,589      637,484
                                                          -------      -------

Total shares                                            9,583,528    9,364,302
                                                        ---------    ---------

Net income per share                            $            0.26   $     0.12
                                                             ----         ----